TEXEN OIL & GAS

OTC BB: TXEO

CORPORATE SNAPSHOT

Shares outstanding: Shares float:	45,184,310 8,198,879

Financial Summary - 1stQ Mar 31 2003
Oil/Gas revenues: Drilling revenues: Gross profits from drilling and production: Net cash flow:	$ $ $ $	195,264 55,238 209,837 (308,587)
Total assets:		$26,511,523

Proven Reserves - Crude Oil
Proved producing: Proved developed non-producing: Proved undeveloped:	316,329 bbls 12,961,677 bbls 5,055,000 bbls

Proven Reserves - Natural Gas
Proved producing: Proved developed non-producing: Proved undeveloped:	1,821,261 mcf 1,345,906 mcf 1,369,164 mcf

CONTACT US

Corporate Headquarters
Bob Baker, CEO and President
10603 Grant Road, Suite 209
Houston, TX 77070
tel (toll free) 1.877.912.7063
fax 1.832.912.8827

Investor Relations
Wendy Prabhu
Mercom Capital Group, llc
tel: 1.602.748.1458
fax: 1.602.748.1459
www.texenoilandgas.com
info@texenoilandgas.com

ABOUT US

Texen Oil and Gas is a Houston based oil and gas exploration and development (E & D) company. The company holds approximately 6,000 acres of crude oil and natural gas producing properties in Victoria, DeWitt and Waller Counties, Texas. Its management and operational team have extensive oil and gas industry experience complimented by a Board that brings the necessary investment and capital market experience.

The company's primary goal is to deliver shareholder value in a cost effective manner. Key elements of the company's business strategy are:

*	Continue to engage in drilling programs for potential rework of the over 80 well bores on the company's properties.
*	Continue to develop its un-proven property portfolio.
*	Continue to identify and negotiate acquisitions of proven properties.

HELEN GOHLKE FIELD

In September 2002, the company acquired Texas Gohlke Partners. Gohlke's main assets consist of a 100% working interest and a 70% net revenue interest in the Helen Gohlke Field. The Helen Gohlke Field spans 4,800 leasehold acres. The company has an extensive 3D seismic database on 4,500 acres in the Helen Gohlke Field and there are over 60 well bores for potential rework on the property. The company currently has eight (8) producing wells and two (2) salt-water disposal wells on the Helen Gohlke Field.
*	4,800 leasehold acres on the Helen Gohlke Field
*	Texen currently has 8 producing wells and 2 salt-water disposal wells on the property
*	Farmout agreement with Estrella Drilling Fund on this property, eliminating drilling cost and reducing liquidity risk for future wells
*	Estrella Drilling Fund has a 7-well drilling program underway on the Helen Gohlke Property

HELEN GOHLKE FARMOUT

In March 2003, the company entered into a farmout agreement with Estrella Drilling Fund. As part of this agreement, the company farmed out 4,390 acres of the Helen Gohlke Field where Texen will retain a 25% working interests after a successful initial test well. Texen will be responsible for 25% of costs of each well after breakeven; and Estrella Drilling Fund will receive all remaining interest in the acreage in return for absorbing the remaining drilling costs.

Drilling began on the initial test well in April 2003 with this well identifying 9 bright spot anomalies (verifying 9 pockets of gas). The first test well is part of a 7-well drilling program by Estrella Drilling Fund.

BROOKSHIRE DOME FIELD

In June 2002, the company acquired Texas Brookshire Partners, Inc. Brookshire Dome Field - 1,440 gross leasehold acres in Waller County, Texas. Texen holds a 93.4% working interest in 550 net acres (1,440 gross leasehold acres) in the Brookshire Dome Field. The lands have been developed with 26 wells and one water injection well. The Brookshire Salt Dome is a large (8,000 aces) and relatively shallow piercement salt dome located about 35 miles from the company's head office in Houston. The wells drilled to date on the lease were on an area of less than 40 acres and all were completed in Miocene and Frio sand at between 1,700 and 3,300 feet depth. The shallow drilling will allow for well drilling and completion costs to be kept at an average of US$250,000 or less.

BROOKSHIRE DRILLING

In July 2002, Texen acquired Brookshire Drilling Service, a full service well completion and workover company. Field offices are located in Brookshire and Victoria, Texas. The company has workover rigs, which are fully equipped with work tanks, pumps, drill collars and all necessary items to work on wells in most applications. The company has its own trucking equipment to move their rigs to location, and the heavy equipment necessary to do drill site preparation, clean up and general roustabout service, including painting, welding and pipeline repair.

OIL AND GAS INDUSTRY

Petroleum - The US Department of Energy (DOE) Annual Energy Outlook published in January 2003 estimates total domestic petroleum production increases from 7.7 million barrels per day (b/d) in 2001 to 8million b/d by 2025. Total petroleum demand is projected to grow at an average annual rate of 1.7% through 2025, reaching 29.17 million b/d.

Natural Gas - Driven by growth in natural gas demand, domestic natural gas production is projected to increase from 19.5 to 25.1 trillion cubic feet between 2001 and 2020. Total demand for natural gas is projected to increase from 22.7 trillion cubic feet to 34.9 trillion cubic feet, between 2001 and 2025, primarily because of rapid growth in demand for electricity generation. Estimates obtained from the DOE.

Natural Gas Supply Outlook by the American Petroleum Institute
*	Factors shaping long-term demand for natural gas:
*	80 percent of new electric generating capacity is natural gas fired.
*	Demand is growing because clean-burning natural gas is a preferred fuel due to its environmental benefits.
*	The US Department of Energy's Energy Information Administration forecasts that natural gas demand will grow by more than 50 percent by 2025.
*	The new domestic fields being found are smaller and have shorter lives.

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Certain statements contained herein are "forward-looking" statements (such as term is defined on the Private Securities Litigation Reform Act of 1995). Because such statements include significant risk and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. For a discussion of some of these rights and uncertainties, please refer to the company's SEC filings, which contain additional discussion about those risk factors, which could cause actual results to differ from management's expectations.